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                                  EXHIBIT 23.1

                         Consent of Independent Auditors



The Board of Directors
Synopsys, Inc.:


We consent to incorporation by reference in the registration statements (Nos. 33-82804, 33-78560, 33-76206, 33-92144 and 33-04410) on Form S-8 of Synopsys,
Inc. of our reports dated October 18, 1996, relating to the consolidated balance sheets of Synopsys, Inc. and subsidiaries as of September 30, 1995 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1996, and the related schedule, which reports appear or are incorporated by reference in the September 30, 1996, annual report on Form 10-K of Synopsys, Inc.



                                                           KPMG Peat Marwick LLP


Palo Alto, California
December 20, 1996